EXHIBIT 99.1

Manatron Announces Fiscal 2005 Third Quarter
and Nine-Month Financial Results

•	Third Quarter Net Revenues Increased 14% to $10.4 Million
•	Third Quarter Net Income of $512,000, or $.12 per diluted share

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO	or	Matthew Hayden, President
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (843) 272-4653
paul.sylvester@manatron.com		matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - March 14, 2005-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the revolutionary Government Revenue Management™ (GRM™) software, today announced its financial results for the three and nine-month periods ended January 31, 2005.

For the third quarter, net revenues increased 14.4 percent to $10.4 million from $9.1 million for the comparable quarter in the prior fiscal year. Third quarter net revenues were also 11.0 percent higher than the $9.3 million of net revenues that were reported for the Company's second quarter. The increase in third quarter net revenues is due primarily to the recognition of software licenses and related professional service revenues on several new accounts, including the Duval County Tax Collector's Office in Jacksonville, Florida; the Arizona Department of Revenue; and the Tax Commissioner's and Assessor's Office in Gwinnett County, Georgia. For the nine months ended January 31, 2005, net revenues increased 4.5 percent to $28.4 million versus $27.1 million for the first nine months of the prior fiscal year.

The Company reported net income of $511,890 or $0.12 per diluted share for the third quarter compared to net income of $800,873 or $0.18 per diluted share for the prior fiscal year third quarter. The prior year third quarter includes an after tax non-recurring gain of $312,000 or $0.07 per diluted share related to the sale of the Company's Financial Product line. In addition, the prior year third quarter included $752,000 of operating income related to the settlement of the Allegheny County lawsuit noted in previous reports. This non-recurring settlement positively impacted net income by $451,000 or $0.10 per diluted share in that period.

Net income for the nine months was $1.6 million or $0.37 per diluted share, and includes an after tax non-recurring gain of $1.4 million or $0.31 per diluted share related to the sale of the Company's Judicial Product line in May 2004. Net income for the nine-month period in the prior fiscal year was $3.6 million or $0.84 per diluted share, and includes an after tax non-recurring gain of $2.7 million or $0.62 per diluted share related to the sale of the Company's Financial Product line in May 2003 and the $451,000 or $0.11 per diluted share Allegheny County settlement noted above.

"We are pleased with our revenue growth for the third quarter and the continued improvement in our operating and net income for the year," said Paul Sylvester, President and Chief Executive Officer of Manatron. "Excluding the revenues related to our divested Financial and Judicial product lines, as well as our hardware and third-party software sales from all the periods in both years, our pro forma net revenues for the current three and nine-month periods increased by 19.8 percent and 13.0 percent versus the

Manatron Announces Fiscal 2005 Third Quarter and Nine-Month Financial Results; Page 2

respective periods in the prior fiscal year. In addition, our operating and net income comparisons for the third quarter are quite favorable when you exclude the impact of the two non-recurring items noted above from the prior year. "

Gross profit for the third quarter was $4.7 million, an increase of 10.5 percent from the $4.2 million reported for the same period one year ago. For the nine months, gross profit increased 2.2 percent to $12.0 million compared to $11.7 million for the first nine months of the prior fiscal year. Selling, general and administrative expenses increased 12.7 percent to $3.9 million for the third quarter, although these expenses were flat compared to the first and second quarters of the current fiscal year. For the nine months, selling, general and administrative expenses increased 11.9 percent to $11.8 million versus $10.5 million for the comparable prior year period.

Mr. Sylvester continued, "While some of our costs were higher due to the overall complexity of developing and deploying new software, the majority of the increases emanated from implementing our new business strategy. We are continuing to add professional, qualified and experienced people to the Manatron team, the most recent being our director of national support. This is another new position for the Company and is consistent with our strategy of centralizing our support function, not only to leverage our costs more effectively, but to upgrade the level and quality of service we have been providing."

"As our revenues grow and the mix continues to positively shift toward more software business, we will be able to better leverage our costs and report improved gross and operating margins. That being said, I am particularly encouraged by our ability to report improved financial results over the last three years while we have significantly upgraded our team, invested heavily in our new software, divested two non-core product lines and continued to reposition ourselves as the market leader for property tax and CAMA systems. The fact that we have been able to do this using our own cash flow speaks well of our organization's ability to adapt and manage to the plan."

"With our recent contract wins and planned implementation activity, we believe the fourth quarter will show continued improvement in both net revenues and operating income for the fiscal year. However, sales are still soft, which will impact future revenues. With the election behind us and considering that the majority of local governments are using legacy software for their mission critical property tax systems, we expect to see an upswing in purchasing over the next several quarters. Furthermore, a successful delivery of the Gwinnett County and other GRM projects during fiscal 2006 should allow us to build significant momentum in our market going forward," Sylvester concluded.

Other recent highlights include:
•

On March 11th, the Company announced a new contract totaling $3.2 million over five years with the City of Nashville and Davidson County, Tennessee for its new Property Tax solution. The Company expects this contract will lead to additional business in the State of Tennessee, which is a new target market for Manatron.

•

On February 2nd, the Company announced a new contract totaling $2.3 million over five years from the City of Jacksonville, Florida for its new Property Tax solution. The software, related implementation services, and ongoing support are being provided to the Duval County Tax Collector's Office. This marks the 29th County in Florida running Manatron Tax.

•

On December 16th, the Company announced a new strategic partnership with DoxTek, Inc., a leading provider of enterprise-wide electronic document solutions. This partnership will allow Manatron to deliver imaging technology to its Indiana client base primarily related to the electronic processing, storage and retrieval of sales disclosure forms in compliance with state policies.

Manatron Announces Fiscal 2005 Third Quarter and Nine-Month Financial Results; Page 3

•

On November 17th, the Company announced a new strategic partnership with Bid4Assets, Inc., the nations' leader in online advertising and auction services for federal, state and local government. This partnership allows Manatron to deliver Internet tax sale functionality and end-to-end auction services (including settlement) to its Florida client base. To date, five counties have signed contracts for this Internet service, which will benefit the first quarter of fiscal 2006.

•

On November 9th, the Company announced a new contract totaling $4.5 million over six years from the City of Virginia Beach for its GRM software and related services. This contract was the fifth significant GRM sale and marks the first Manatron Tax account in Virginia. Manatron currently serves 31 jurisdictions in Virginia with its CAMA product, all of which are sales opportunities for its Tax product.

•

The Company's backlog for software and related services has increased from $15.9 million at April 30, 2004 to $16.3 million as of January 31, 2005. This amount does not include the recent contract from Nashville-Davidson. The backlog for appraisal services has decreased from $13.0 million at April 30, 2004 to $8.7 as of January 31, 2005 due to the cyclicality of this business.

•	Recurring Revenues currently stand at $15.6 million on an annualized basis or approximately 40% of total revenues.

The Company finished the quarter with $7.9 million in cash, a current ratio of 1.8 to 1 and no bank debt. Shareholders' equity increased 10.1 percent to $22.4 million versus $20.3 million reported as of April 30, 2004.

Management will discuss the results in a conference call, scheduled for 3:00 p.m. (Eastern) today. Anyone interested in participating should call 800-322-0079 if calling within the United States or 973-409-9258 if calling internationally. There will be a playback available until March 21, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 5793491 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until April 14, 2005 on either site. To access the web cast, you will need to have Windows Media Player on your desktop. For a free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina and Ohio. Manatron currently serves approximately 1,300 customers in 27 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the

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rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Pro forma net revenues were calculated by subtracting Judicial-related revenue, Financial-related revenue, and revenue from hardware and third-party software sales from the actual net revenue figures reported for the three and nine-month periods in fiscal 2005 and 2004. Judicial and Financial related revenue totaled $20,000 and $300,000 for the three and nine months ended January 31, 2005, respectively. Judicial and Financial related revenue totaled $459,000 and $1.8 million for the three and nine months ended January 31, 2004, respectively. Hardware and third-party software sales totaled $407,000 and $854,000 for the three and nine months ended January 31, 2005, respectively. Hardware and third-party software sales totaled $303,000 and $1.3 million for the three and nine months ended January 31, 2004, respectively.

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MANATRON, INC.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended January 31,		Nine Months Ended January 31,
	2005	2004	2005	2004

NET REVENUES	$ 10,355,681	$ 9,050,583	$ 28,355,485	$ 27,145,877

COST OF REVENUES	5,696,437	4,833,658	16,386,869	15,434,171

Gross Profit	4,659,244	4,216,925	11,968,616	11,711,706

SELLING, GENERAL & ADMIN EXPENSES	3,897,534	3,458,241	11,756,792	10,502,777

Income from operations	761,710	758,684	211,824	1,208,929

GAIN ON SALES	--	520,000	2,237,157	3,962,148

OTHER INCOME, NET	63,180	57,189	189,076	191,356

Income before provision for income taxes	824,890	1,335,873	2,638,057	5,362,433

PROVISION FOR INCOME TAXES	313,000	535,000	993,000	1,765,700

NET INCOME	511,890	800,873	1,645,057	3,596,733

BASIC EARNINGS PER SHARE	$0.12	$0.20	$0.40	$0.90

DILUTED EARNINGS PER SHARE	$0.12	$0.18	$0.37	$0.84

BASIC WEIGHTED AVERAGE SHARES	4,146,077	4,024,817	4,123,759	3,977,813

DILUTED WEIGHTED AVERAGE SHARES	4,434,405	4,358,086	4,439,175	4,291,855

BALANCE SHEET HIGHLIGHTS

	1/31/05	4/30/04
	(unaudited)	(audited)
Cash and Short-term Investments	$7,894,593	$10,125,370
Other Current Assets	17,067,297	12,379,559
Total Current Assets	24,961,890	22,504,929
Net Property & Equipment	2,889,033	2,937,837
Other Assets	9,180,057	7,439,873
Total Assets	$37,030,980	$32,882,639

Current Liabilities	$13,533,308	$12,243,686
Deferred Income Taxes	343,000	343,000
Long-term Note Payable	800,119	--
Shareholders' Equity	22,354,553	20,295,953
Total Liabilities and Equity	$37,030,980	$32,882,639

Outstanding Shares	4,389,787	4,274,310

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